The Board of Directors
Dauphin Deposit Corporation


Re: Registration Statements No.  33-53793
                                 33-17401
                                 33-50172
                                 33-61848
                                  2-73258



With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 14, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                                           KPMG Peat Marwick LLP



Harrisburg, Pennsylvania
May 10, 1995



                                 Exhibit 15(b)